EXHIBIT 21 LIST OF SUBSIDIARIES
SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
The following are all significant subsidiaries of Shenandoah Telecommunications Company, and are organized in the Commonwealth of Virginia.
Shenandoah Cable Television LLC
Shentel Management Company
Shenandoah Mobile LLC
Shenandoah Personal Communications LLC
Shenandoah Telephone Company
Shentel Broadband Operations LLC
Shentel Broadband Holding LLC
Horizon Acquisition Parent LLC
Horizon Telcom Inc.
The Chillicothe Telephone Company
Horizon Services, Inc.
Horizon Technology, Inc.
Urban Systems LLC
Infinity Fiber LLC